NONCOMPETITION AGREEMENT

         THIS AGREEMENT is made as of the _____ day of _____________, 19 , by and between ________________________ (the "Departing Member"), and Nuvest, L.L.C., an Oklahoma limited liability company("Nuvest"), NSS Numanco, Inc., a Pennsylvania corporation, and Numanco, L.L.C., an Oklahoma limited liability company (collectively, the "Company").

         In consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

         WITNESSETH:

         1.       Recitals.

                  The Departing Member has been a Member of Nuvest and is experienced in the business, management and operations of the Company.

                  Pursuant to that certain Member Agreement by and among the Departing Member, the Company and others, the Departing Member sold all of its interest in Nuvest for a Purchase Price (as defined in the Member Agreement) that included compensation for the Departing Member's proportionate share of the good will of the Company.

                  Recognizing the Departing Member's unique position in the Company and the detriment to the Company were the Departing Member to directly or indirectly compete with the Company, and in consideration for the mutual covenants contained in the Member Agreement, the Departing Member has agreed to refrain from directly or indirectly competing with the Company under the terms and conditions contained herein.

                  Definitions. The following terms, when used in this Agreement, shall have the meanings ascribed to them:

                  "Affiliate" shall mean (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an executive officer of, general partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an executive officer, general partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities.

                  "Person" shall mean any individual, partnership, corporation, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         3. Term. The term of this Agreement (the "Noncompetition Period") shall commence on the date hereof and shall continue for a period of three (3) years.

         4. Covenant Not to Compete. The Departing Member covenants that during the Noncompetition Period he shall not, either directly or indirectly, within the State of Oklahoma, the State of Pennsylvania, or within any state or foreign country in which the Company or any of its Affiliates maintains an office or conducts business, enter into, engage in, be employed by or consult with any business in competition with the business of the Company or any of its Affiliates.
         5. Nonsolicitation of Customers. The Departing Member covenants that during the Noncompetition Period he shall not, either directly or indirectly, within the State of Oklahoma, the State of Pennsylvania, or within any state or foreign country in which the Company or any of its Affiliates maintains an office or conducts business, solicit customers of the Company or any of its Affiliates, or in any way discourage such customers from doing business with the Company or any of its Affiliates.

         6. Nonsolicitation of Employees. The Departing Member covenants that during the Noncompetition Period he shall refrain from soliciting and shall not, either directly or indirectly, solicit any employee of the Company or any of its Affiliates to leave the service of his or her employer.

         7. Scope of Obligations. The Departing Member's conduct shall be prohibited by Sections 4, 5 and 6 hereof regardless of how it is carried out, whether as an officer, director, stockholder, agent, employee or salesman for any Person; provided, however, the foregoing restrictions shall not apply to the ownership by the Departing Member of not more than two percent (2%) of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted on NASDAQ.

         8. Equitable Relief. The Departing Member acknowledges that the obligations to be observed by him are of a special and unique character, which gives them a peculiar value, and the failure by him to observe such obligations cannot be reasonably or adequately compensated in damages in an action at law; and that a breach by him of any of the provisions contained in this Agreement will cause the Company and its Affiliates irreparable injury and damage. The Departing Member further acknowledges that he possesses unique skills, knowledge, and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to The Company and its Affiliates. The Departing Member therefore agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

         9. Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, such provision(s) shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible, and in any event the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         10. Integration. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and undertakings, whether oral or written. No promises, covenants, or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement.

         11. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

         12. Notice. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted, if transmitted by telecopy or similar electronic transmission method; the day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to:

         If to the Company:






         If to the
         Departing Member:




or to such other address as such party shall have specified by notice in writing to the other parties.

         13. Captions. The captions to the paragraphs of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

         14. Governing Law. The validity, construction, interpretation, and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Pennsylvania, except that any choice of law provision of Pennsylvania law shall not apply if the law of a state or jurisdiction other than Pennsylvania would apply thereby.

         15. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or permitted assigns.

         16. Amendments. This Agreement may be amended, terminated, or superseded only by an agreement in writing between the parties hereto.

         17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same Agreement.

         18. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         19. Attorneys Fees. If any action is commenced to enforce any provision of this Agreement, the prevailing party shall be entitled to attorneys fees and costs of the action.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the date and year first above written and to be effective as hereinabove provided.


                                                     "Company"

                                                     Nuvest, L.L.C.

                                                     By:

                                                     Title:



                                                     NSS Numanco, Inc.

                                                     By:

                                                     Title:


                                                     Numanco, L.L.C.

                                                     By:

                                                     Title:


                                                    "Departing Member"